EXHIBIT 99.1

                            TRANSCEND SERVICES, INC.
                       PROFORMA CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                              Amounts in Thousands

                                                                 September 30    Proforma     Proforma As
                                                                     1997       Adjustments    Adjusted
                                                                 ------------   -----------   -----------
                                  ASSETS
CURRENT ASSETS:
   Cash  and  cash  equivalents                                      $  1,392       $5,300(1)     $ 6,692
   Accounts  receivable, net of allowance for doubtful accounts
     of $104 at September 30, 1997                                      4,511           --          4,511
   Prepaid expenses, supplies and other                                   740           --            740
                                                                     --------      --------      --------
       Total current assets                                             6,643        5,300         11,943

NET ASSETS RELATED TO DISCONTINUED OPERATIONS                           2,606           --          2,606
SECURITIES FROM SALE OF AMHEALTH                                          350           --            350
EQUIPMENT AND LEASEHOLD IMPROVEMENTS, at cost,
  net of accumulated depreciation and amortization                      3,370           --          3,370
DEPOSITS AND OTHER ASSETS                                                 544           --            544
INTANGIBLE ASSETS, net of accumulated amortization                      1,653           --          1,653
GOODWILL net  of accumulated amortization                               2,832           --          2,832
                                                                     --------      --------      --------
       Total assets                                                  $ 17,998       $5,300        $23,298
                                                                     ========      ========      ========


               LIABILITIES  AND  SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current  maturities of long-term debt and  note payable           $    113       $   --        $   113
   Accounts payable                                                     2,483           --          2,483
   Accrued compensation and employee benefits                           1,884           --          1,884
   Other accrued liabilities                                            1,284           --          1,284
                                                                            O           --             --
   Deferred income taxes                                                  113           --            113
                                                                     --------      --------      --------
       Total current liabilities                                        5,877           --          5,877
                                                                     --------      --------      --------

CONVERTIBLE  DEBENTURES                                                 2,000           --          2,000
LONG TERM DEBT,net of current maturities                                4,318           --          4,318
DEFERRED INCOME TAXES                                                     541           --            541

SHAREHOLDERS' EQUITY:
   Preferred stock, $.01 par value; 21,000,OOO shares
     authorized, 213,000, Series A, issued and outstanding
     as of September 30,                                                   --            2(1)           2
   Common Stock, $.01 par value,30,000,000 shares authorized,
     20,435,000 shares issued and outstanding as of
     September 30, 1997                                                   205           --            205
   Common Stock, $.01 par value
   Additional paid-in capital                                          20,699        5,298(1)      25,997
   Accumulated deficit                                                (15,642)          --        (15,642)
                                                                     --------      --------      --------
       Total shareholders' equity                                       5,262        5,300         10,562
                                                                     --------      --------      --------
       Total liabilities and shareholders' equity                    $ 17,998       $5,300        $23,298
                                                                     ========      ========      ========
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(1) Proforma adjustments reflect the private placement of approximately 213,000 shares of Preferred Stock for total net proceeds of approximately
    $5,300,000. The Preferred Stock is convertible into 1,579,000 shares of the
    Company's Common Stock at a ratio of 7.407 for every share of preferred stock. After giving effect to the private placement, pro forma net worth
    (stockholders equity less goodwill) would be approximately $7,700,000.